Exhibit 99

MEREDITH CORPORATION
FISCAL 2011 SECOND QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from our Chairman and Chief Executive Officer, Steve Lacy; and our Chief Financial Officer, Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group, and Tom Harty, President of our National Media Group.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our press release issued earlier today and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning everyone. I am pleased to report fiscal 2011 second quarter earnings per share of $0.88, a record high for Meredith in a second fiscal quarter. A year ago, our earnings per share were $0.49 before special items.
We also delivered record results for a fiscal first half, with earnings per share of $1.45, up over 75 percent compared to last year's first half.
Our very strong second-quarter performance was driven by total revenue growth of 9 percent across the company, along with continued strong expense management. These efforts produced an operating margin of 19 percent. Of particular note, during the second quarter of fiscal 2011 we delivered:

•	A 14 percent increase in total Company ad revenue.

•	30 percent growth in Local Media Group advertising revenue, including $22 million in net political advertising.

•	We delivered 5 percent growth in National Media Group advertising revenues, including more than 30 percent growth in digital revenues across our national websites.

•	Meredith Integrated Marketing delivered 14 percent growth in revenues, led by expansion of digital and customer relationship management services for national clients.

•	We achieved more than 35 percent growth in Brand Licensing revenues, driven by continued expansion of Better Homes and Gardens branded products at Walmart.

•	Finally, we continued our track record of very disciplined expense management as operating expenses declined 1 percent. Over a two-year period, we've lowered operating expenses by 9 percent.

Stepping back for a moment, I'd like to provide some perspective on calendar 2010 and the early calendar 2011 advertising environment:

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Total Company advertising revenues for calendar 2010 grew 9 percent over the prior year, reflecting our aggressive efforts to drive revenue growth, along with a broader industry rebound following a very difficult calendar 2009.

•	Political advertising in our Local Media Group accounted for about half of our growth, as we delivered a record $39 million in total net political advertising revenues as measured over calendar 2010.

•	The other half of our growth came from our core brands and businesses as magazine, television non-political, and digital advertising all increased over calendar 2009.

While we delivered advertising growth across the board in calendar 2010, it wasn't sequential, and we experienced significant marketplace volatility from period-to-period.

For example, local non-political advertising ranged from up 16 percent in the first calendar quarter, to up 3 percent in the fourth. National Media Group advertising posted year-over-year growth in six months of calendar 2010, and declined in the other six months - with its best month up 9 percent [April] and worst down 6 percent [February]. We expect that period-to-period volatility to continue in calendar 2011 as well.

Persistent high unemployment, rising commodity prices, and a still-uncertain national economic outlook make forecasting calendar 2011 advertising demand very difficult at this point in time. Industry data we've seen suggests calendar 2011 advertising is off to a slow start. MIN box score data for the Women's Service and Lifestyle sector show a mid-single-digit decline in ad pages for early calendar 2011. Additionally, we face difficult year-ago comparisons in the first quarter of calendar 2011 because the prior year was up 16 percent in Local Media non-political advertising and up 4 percent in National Media advertising.

But, as I've said many times in the past, we manage our business to produce sustained long-term growth. To that end, we are encouraged by the latest industry forecasts, which call for magazine, local television and digital advertising growth as we look ahead over the next four year time period. And, as many of you are aware, we have a proven track record of outperforming our industries over time.

As stated in our news release issued earlier this morning, we continue to expect Fiscal 2011 full-year earnings per share to range from $2.60 to $2.80, which would represent an increase between 15 and 25 percent over Fiscal 2010 results.

Additionally, our ongoing commitment to develop new revenue sources continues to yield results, particularly in custom marketing and brand licensing. Demand for Meredith Integrated Marketing's services is growing, fueled by our very competitive combination of direct marketing and digital capabilities that we can now deliver. And we continue to be very pleased with the enthusiastic consumer response to our branded products at retail.

Finally, our connection to the consumer, which is really the bedrock of our advertising and marketing activities, continues to grow as we add new platforms. Ensuring our brands are relevant to the consumer as we look to the future in a fragmented media landscape is a top priority.

Now let's take a closer look at our two major business operations, beginning with our Local Media Group.

OPERATING DETAIL
LOCAL MEDIA GROUP
Fiscal 2011 second quarter operating profit more than doubled, due primarily to 30 percent growth in television spot advertising revenues. Our Local Media Group EBITDA margin was 46 percent as all 12 of our television stations grew revenue over the prior-year period.
Political advertising revenues were $22 million in the quarter, led by strong spending, particularly at our stations in Hartford, Las Vegas, Portland and Kansas City. For the political season, which includes the July through November timeframe, our stations delivered 50 percent growth in political advertising when compared to the last election cycle. This is due in part to our efforts to increase political advertising market share - particularly at our Fox affiliates, such as Portland and Las Vegas.
Non-political advertising revenues grew 3 percent in the quarter, reflecting some crowding out by the very strong political season. Nine of our Top 10 advertising categories grew, including the automotive, professional services and retail categories. Automotive advertising was up nearly 20 percent, its fourth-straight quarter of double-digit growth.
Another factor in our success is our continued strong connection to the local consumer. During the most recent November ratings period:

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Our CBS affiliates had very strong books. In Hartford and Kansas City, we were No. 1 in sign-on to sign-off. In Phoenix and Saginaw, we were No. 2 in sign-on to sign-off. Additionally, Atlanta finished No. 2 in the all-important late news period.

•	Our NBC affiliate in Nashville was also No. 2 in sign-on to sign-off.

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Finally, our Fox affiliates continue to perform well. In Las Vegas, our station was No. 1 in both morning and late news. In Portland, we were No. 1 in late news as well. This type of news performance enhances our efforts to capture political advertising.

Revenues grew at Meredith Video Studios during the second quarter, led by growth from the Better daily syndicated television show and custom video production for corporate clients. The Better show increased its carriage to more than 80 markets reaching nearly 60 percent of U.S. television households.
Early last week, we announced a Joint Services Agreement (JSA) with Turner Broadcasting System in the fast-growing Atlanta market.  Specifically, our CBS Atlanta station (WGCL-TV) will manage the day-to-day operations of Turner's Peachtree TV (WPCH-TV). The JSA covers functions such as advertising sales, marketing and promotions and technical operations and takes effect later in our third fiscal quarter.
This strategic partnership provides us greater access to a larger share of the growing Atlanta advertising marketplace because of Peachtree's younger viewership; strong lineup of sports programming; and increased inventory in both access and prime-time dayparts. It clearly raises our profile in Atlanta, the No. 8 television market in the country.

NATIONAL MEDIA GROUP
Now turning to our National Media Group, fiscal 2011 second quarter advertising revenues grew 5 percent to $123 million, at the higher end of our earlier expectations. Net advertising revenue per magazine page increased as well.
From an advertising category standpoint, magazine revenue growth was led by the prescription and non-prescription drug, household supplies, and the media and entertainment categories.
Our National Media Group share of magazine industry advertising revenues was 11.1 percent during our second fiscal quarter, according to the most recent data available from Publishers Information Bureau. That's up nearly 2 full percentage points from our second quarter two years ago.
Online advertising revenues grew more than 30 percent, driven by the parenthood, retail and consumer packaged goods categories. This included multi-platform advertising programs for clients such as Kraft, Campbell's and Walmart. Our online success is due to our very strong growth in consumer traffic, which I'll detail in just a moment.

We continued to expand our 360-degree marketing approach in the second quarter of fiscal 2011. As examples:

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We expanded our relationship with Elizabeth Arden through a new integrated program 'True Beauty Secrets'.  The campaign utilizes strategic blogger relationships and a mix of traditional and social media to generate excitement and dialogue about its skincare franchise.   The 'True Beauty Secrets' campaign will reach consumers through social media, print and video.

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To promote the launch of the new StriVectin-SD formula, we tapped into our social media agency New Media Strategies to help drive consumers to sign-up for special offers and incentives. The program also included custom video content from Meredith Video Solutions, a social outreach via Facebook, Twitter and YouTube promotions, as well as digital advertising on the Meredith Women's Network and sponsorship of More's Reinvention Convention.

Beyond advertising, we continued to strengthen our connection to consumers during the second quarter as evidenced by:

•	A 2 percent gain in readership for our measured magazines over the year-ago period, according to Fall 2010 data from Mediamark Research and Intelligence.

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Our National Media websites delivered nearly 20 million monthly unique visitors and 300 million monthly page views. We set several daily and monthly traffic records in the quarter as part of our annual 100 days of Holidays program. BHG.com alone reached a record 8 million unique visitors and 200 million page views.

•	Additionally, we completed our acquisition of Real Girls Media, which we expect will add more than 4 million monthly unique visitors to the Meredith Women's Network in the third fiscal quarter.

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During the quarter we launched the Better Homes and Gardens' Celebrate the Holidays iPad app, and it was named to Apple's Hot Trends 2010 list. This spring, we will launch full interactive Tablet editions of our Better Homes and Gardens, Parents and Fitness brands.

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Additionally, demand continues to grow strongly for the mobile-related sites we launched just six months ago for Better Homes and Gardens, Parents and Fitness. Monthly unique visits and page views to these sites from mobile devices now account for approximately 5 percent of our total digital traffic.

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Our branded presence at retail also grew, led by continued expansion of the Better Homes and Gardens-branded line of home products sold at Walmart. The program now includes approximately 2,500 SKUs, up from about 1,500 in the year-ago quarter.

•	And during the quarter we launched Better Homes and Gardens magazine in Russia under a license agreement.
Turning to Meredith Integrated Marketing, operating profit increased more than 20 percent on revenue growth of 14 percent. Results were driven in large part by expanded relationships with major existing clients. For example:

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We continued to expand our relationship with Chrysler, a client that utilizes many of our marketing capabilities, including integrated direct marketing, data management and social media. Our assignment for Chrysler covers the United States and Canada, and encompasses the life-cycle of vehicle ownership, from prospect management and owner welcome to ongoing owner communication across sales and service.

•	We grew our assignment with Lowe's, the home improvement retailer. We now publish all of Lowe's custom magazine programs, and continue to develop digital content for Lowe's Creative Ideas operation.

•	Finally, we increased our relationship with Mitsubishi in support of its acquisition and retention efforts for new owners across direct and digital marketing disciplines.
These gains reflect Meredith Integrated Marketing's cross-platform approach that incorporates content development, CRM, digital and social capabilities. Program and revenue growth is expected to continue in early calendar 2011 as well.

To summarize the National Media Group discussion this morning, while the advertising environment remains volatile, we are encouraged by our ability to develop and grow our consumer connection across multiple media platforms, as well as deliver the messages of our advertising and marketing clients across multiple platforms. We continue to develop businesses that are not dependent on advertising, and we are aggressively managing our expenses.
Now I will turn it over the discussion over Joe Ceryanec, our Chief Financial Officer, for a financial update and our outlook.

JOE CERYANEC
Thanks Steve.

•	As Steve mentioned, earnings per share were up sharply due to our ability to grow revenues 9 percent while keeping operating expenses in check.

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Company-wide total operating expenses decreased 1 percent in our fiscal second quarter of 2011, or up 1 percent excluding prior-year special items.  Over a two-year time-frame, operating expenses are down 9 percent, or down 6 percent excluding special items.

•	We generated $85 million in cash flow from operations and reduced our debt to $245 million from June 30, resulting in a debt-to-EBITDA ratio of less than 1 times at Dec. 31, 2010.

Over the first half of our fiscal year, total revenues grew 6 percent to $711 million and advertising revenues grew 11 percent to $420 million - which included record political advertising revenues of $34 million. Operating expenses over this period were about flat, leading to an improvement in our operating margins of more than 600 basis points from the first half of fiscal 2010, and 77 percent growth in earnings per share when compared to the year-ago period.
We continue to aggressively manage our cash and expenses, and we're in a very good position to capitalize on opportunities as they arise. During the first half of fiscal 2011, we invested approximately $30 million in acquisitions, which included The Hyperfactory and Real Girls Media, as well as the final contingent payment for New Media Strategies.
As we look at our priorities for cash, our first priority is to deploy capital to grow the business, and we have an aggressive corporate development function that continues to be focused on adding media and marketing assets to Meredith.
In addition to our development activity, we plan to discuss other options for use of cash with our Board later this week during our annual strategic retreat.
If you look back at the last 10 years, we've reinvested about half our cash generated from operations into growing the business, and returned the balance - or the other half - to shareholders through dividends and share repurchases. We expect to continue the same balanced mix in the future.

OUTLOOK
Now turning to our outlook.
As Steve mentioned, as we look to the remainder of fiscal 2011, we have limited visibility into our customers' 2011 ad and marketing budgets. We continue to expect fiscal 2011 full year earnings per share to range from $2.60 to $2.80, which range we increased earlier this month. This represents a 15 percent to 25 percent increase over fiscal 2010.
For the third quarter of fiscal 2011:

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We will be cycling against our strongest quarterly advertising performance in the prior year for both the National Media Group, when it was up 4 percent, and Local Media Group, when non-political advertising was up 16 percent.

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National Media Group advertising remains volatile on an issue-by-issue basis across brands and categories. After a mid-single-digit increase in the second quarter of fiscal 2011, with two of three magazine issues closed, third quarter advertising revenues are currently down in the mid-single digits, compared to the prior-year period.

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Local Media Group non-political advertising pacings are also volatile on a week-to-week basis across markets and categories. After a low-single-digit increase in the second quarter of fiscal 2011, with nine weeks remaining, third quarter pacings are currently up in the high-single digits, compared to the prior-year period.

•	As a result, we currently expect fiscal 2011 third quarter earnings per share to range from $0.60 to $0.65.

CONCLUSION
To conclude our prepared remarks, we have a lot of work ahead of us to regain and surpass the performance we achieved prior to the recession. However, we have made strong progress in the first half of fiscal 2011, with record earnings per share performance. We are committed to building shareholder value over time.
Now we'd be happy to answer your questions.